Exhibit 10.70
BOARD SERVICE AGREEMENT

GT Biopharma, Inc., (“GT” or the “Company”) appoints, as of January 13, 2021, Michael Breen (“Director”) to its board of directors for an initial term of two years, and as may be extended under the Company’s bylaws.

1. Commencement Date. January 13, 2021

2. Initial Board Position. Director shall serve as a member of the board of directors of the Company. Chair of the Audit Committee and member of the Nominating Committee through the term of this agreement. Director will perform all activities as reasonably expected of such position throughout the term of this agreement.

3. Term. The Director’s term shall commence as of the Commencement Date and shall continue for a period of two years.

4. Compensation.

a.           Company shall pay the Director an annual stipend of $20,000.00 for Director compensation, an additional $5,000 annually as a member of the Audit Committee, due quarterly (first quarter payment will be pro-rata reflecting the seven weeks remaining in the quarter after the January 13th start date) and reimbursement of all reasonable expenses for service of her duties. Said fee shall cover all services including attendance at board and telephonic meetings and service as committee chair and/or member. Director shall be paid quarterly on the first day of each quarter with the exception of the first payment which will be on or before April 1, 2021.

b.            The Company will grant Director a stock awed of common stock of the Company equal to 1.00% of the number of fully diluted shares of common stock of the Company calculated on the fully diluted equity of the Company upon the company’s National Exchange financing date. Such stock shall vest in three equal tranches with the first tranche vesting January 13, 2021 upon joining the board, the second tranche vesting on January 13, 2022 and the final tranche vesting on January 13, 2023. In the event of a change of control transaction, such stock award shall immediately accelerate and vest and the Company shall pay the Director fair value of such shares in cash exchange therefore.

c.            A formal board compensation plan will be put into effect that will specify annual equity grants for board members going forward.

5. Indemnification. The Company agrees to defend, indemnify and hold harmless the Director with respect to any claim made, or action, suit or proceeding instituted, against the Director including the reasonable costs and expenses of defense thereof, that is based upon or arises out of any services performed by the Director under this Agreement to the full extent that Directors of the Company may be indemnified under the By-laws of the Company, except if such claim, action or proceeding arises from the gross negligence of the Director. The Director will be named as insured under Company’s director and officer’s insurance policy.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

GT Biopharma, Inc.,

Signature: /s/ Anthony Cataldo

Name: Anthony Cataldo, Chairman and Chief Executive Officer

Director: Michael Breen

Signature: /s/ Michael Breen